EXHIBIT 4.1.10
TENTH AMENDMENT TO THE
COUNTRYWIDE FINANCIAL CORPORATION
401(k) SAVINGS AND INVESTMENT PLAN
     This Tenth Amendment is made on June 6, 2006, effective as of the 1st day of January, 2006, by the Countywide Financial Corporation Administrative Committee For Employee Benefit Plans.
WITNESSETH:
     WHEREAS, Countrywide Financial Corporation maintains the Countrywide Financial Corporation 401(k) Savings and Investment Plan (the “Plan”), as most recently amended and restated by indenture effective as of January 1, 1997.
     WHEREAS, the Countrywide Financial Corporation Administrative Committee For Employee Benefit Plans (“Committee”) wishes to amend the Plan effective as of January 1, 2006 primarily to permit in-service distributions for participants who have attained age 59-1/2.
     NOW, THEREFORE, the Committee does hereby amend the Plan, pursuant to Section 15.01 thereof, effective as of January 1, 2006 as follows:
     By deleting Section 11.02 in its entirety and substituting therefor:
     11.02 Withdrawals After Age 59-1/2
A Participant who has attained age 59-1/2 may, in the form and manner prescribed by the Administrator, obtain a distribution of part or all of the vested balance of his or her Plan Account.
     IN WITNESS WHEREOF, the Committee has caused this Tenth Amendment to be executed as of the day and year first above written.

Countrywide Financial Corporation Administrative
Committee For Employee Benefit Plans

By:	/s/ MARSHALL M. GATES Marshall M. Gates
Senior Managing Director and
Chief Administrative Officer

Attest	/s/ GERARD A. HEALY Gerard A. Healy
Senior Vice President/Asst. General Counsel